  Exhibit 99.1

SOLITRON DEVICES, INC. CORPORATE UPDATE

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) today announced preliminary revenue and bookings for the fiscal 2020 fourth quarter and year ended February 29, 2020, expectations for fiscal year 2021, and the impact of the COVID-19 coronavirus on operations.

FISCAL 2020 FOURTH QUARTER HIGHLIGHTS
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Net sales of $2.0 million in fiscal fourth quarter versus $2.9 million in prior year period
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Net bookings of $2.1 million in fiscal fourth quarter versus $4.0 million in prior year period

FISCAL 2020 YEAR HIGHLIGHTS
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Net sales of $9.2 million in fiscal 2020 versus $9.4 million in prior fiscal year
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Net bookings of $11.2 million in fiscal 2020 versus $8.3 million in prior fiscal year
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Cash and Securities increased to $1.5 million, or approximately $0.75 per share, at the end of fiscal 2020 from $0.5 million, or approximately $0.25 per share, at the end of fiscal 2019

CURRENT FISCAL YEAR 2021 EXPECTATIONS
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Net sales of approximately $10.5 million in fiscal 2021
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Net bookings of approximately $10 million in fiscal 2021
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Expect a meaningful improvement in net income

For the fiscal 2020 fourth quarter, net sales were approximately $2.0 million versus $2.9 million in the fiscal 2019 fourth quarter. As noted in our January 22, 2020 press release, fiscal 2020 fourth quarter revenues were expected to be negatively impacted by supplier issues. For fiscal 2020 net sales were $9.2 million versus $9.4 million in fiscal 2019. During the fiscal 2020 fourth quarter we began to see improvement regarding supplier issues related to timely delivery and quality; however, in the first few weeks of the fiscal 2021 first quarter, we have begun to see an impact on our supply chain from the coronavirus.

Our wafer fab continued to make progress in its improvement plan during the fiscal 2020 fourth quarter. Additional issues that needed to be addressed arose during the quarter, which delayed completion. While there are still a few minor issues to complete, production levels were increased in the past few weeks. Completion of the plan allows the company to provide for its future requirements and to supply customers with specialized bipolar wafer lot needs.

Net bookings were $2.1 million in the fiscal 2020 fourth quarter, and $11.2 million in fiscal 2020, as compared to $4.0 million in the fiscal 2019 fourth quarter, and $8.3 million in fiscal 2019. The fiscal 2019 fourth quarter included an order under our largest program with Raytheon in excess of $3 million, while the fiscal 2020 fourth quarter did not. Historically we have received orders related to that defense program approximately every twelve months. In fiscal 2020 we received an order of approximately $3 million in June, just six months after the previous order, and we received an additional approximately $2 million order for parts in November.

We currently expect to receive the next order under the program of roughly $2.5 to $3.0 million during the fiscal 2021 first quarter. At this point, our current expectation for bookings in fiscal 2021 is approximately $10 million, which includes the expected fiscal first quarter order and assumes the next large order from Raytheon under the aforementioned program will be in fiscal 2022, although it may occur before the end of the fiscal year. As a reminder, timing is always uncertain with regard to the receipt of government/defense related contracts.

As a small manufacturing concern with high fixed costs, we believe we have excellent operating leverage if we can increase sales. Since new management took over, one of our primary focuses has been to expand our capabilities into newer products, including Silicon Carbide, and we are beginning to see the fruits of our efforts. In the last six months of fiscal 2020 we had bookings in excess of $1.2 million related to new initiatives.

Based on our current backlog, we expect to see a revenue increase in fiscal 2021 versus fiscal 2020, and a material improvement in net income. Our current estimate for fiscal 2021 revenues is approximately $10.5 million. If achieved, it would be the first time the Company has exceeded $10 million in fiscal year revenues since the company went through a reorganization more than 25 years ago. As a reminder, when current management took over, trailing twelve months sales were approximately $7.5 million.

As noted above our cash and securities as of the end of fiscal 2020 was approximately $1.5 million. Much of the increase in the fourth quarter was due to a decrease in accounts receivable. As of the fiscal 2020 yearend, we continue to have no debt and our accounts receivable exceeds our total current liabilities.

Update Related to COVID-19

In recent weeks, Solitron has taken a number of steps to address the impact of the COVID-19 coronavirus on our employees and their families, while still maintaining business operations. These steps include elimination of in-person meetings, social distancing, staggered breaks and lunches, cessation of all employee travel, daily temperature screening, visitor limitations, etc. Meanwhile, we have continued to monitor the situation nationally and in South Florida. Last week, Florida Governor Ron DeSantis ordered “non-essential” businesses in Palm Beach county, where Solitron is based, to shut down until further notice. Solitron is exempt from this order since we are classified as an essential business due to providing defense components to the US government and its prime contractors.

Last week President Trump signed into law the Families First Coronavirus Response Act (FFCRA), which takes effect April 1.  Our current estimate is that up to 30% of our employees could be eligible to take paid sick time.   While we expect most of the labor costs of those on sick time to be eligible for credits under the FFCRA, if all eligible employees avail themselves it would negatively impact production levels during the period.  The FFCRA provides for two weeks of sick time for at risk employees and up to twelve weeks for those caring for children due to school closure.   If the reduction lasts only two weeks, we do not expect any meaningful impact to our delivery schedules.   Obviously, the situation remains fluid, so as circumstances change, we will respond accordingly.

We join with others in continuing to pray for the well being of our community, nation, and for all people worldwide who have been impacted by this virus, as well as those in leadership making decisions that impact everyone so dramatically.

These preliminary, unaudited revenue and bookings for the fiscal fourth quarter and fiscal year ended 2020 and 2019 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release. An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary information presented for the fiscal quarters and fiscal years ended February 29, 2020, February 28, 2019, or February 28, 2018, nor completed the audit for the fiscal year ended February 28, 2017.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2020 fourth quarter and fiscal year results and the Company’s expectations regarding bookings, revenue, and net income in fiscal 2021. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) actual bookings, revenue and net income for fiscal year 2021; (2) the global impact of the pandemic outbreak of coronavirus (COVID-19) and its impact on our operations and the operations of our suppliers and clients, staffing levels and labor costs, the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position (3) our ability to properly account for inventory in the future; (4) the successful resolution of the supplier issues and internal production challenges we experienced during the fiscal 2020 fourth quarter; (5) the timely and successful completion of our wafer fab improvement plan; (6) our ability to protect the Company’s net operating losses and tax benefits; (7) volatility and changes in our stock price, corporate or other market conditions; (8) the loss of, or reduction of business from, substantial clients; (9) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (10) changes in government policy or economic conditions; (11) increased competition; (12) the uncertainty of current economic conditions, domestically and globally; and (13) other factors contained in the Company’s Securities and Exchange Commission filings, including its most recent Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com